Calculation of Filing Fee Table

Form S-3
(Form Type)

9 Meters Biopharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, $0.0001 par value per share	457(c)	144,622,855(3)	$0.2448	$35,403,675	$0.0000927	$3,281.92
Carry Forward Securities
—	—	—	—	—	—		—
Total Offering Amounts:					$35,403,675	$0.0000927	$3,281.92
Total Fees Previously Paid:							—
Total Fee Offsets:							—
Net Fee Due:							$3,281.92
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of shares of common stock, $0.0001 par value per share (the “Common Stock”), of the 9 Meters Biopharma, Inc. (the “Registrant”) which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Registrant’s Common Stock, as reported on the Nasdaq Capital Market on July 22, 2022.

(3)	Represents the shares of Common Stock of the Registrant that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Consists of 144,622,855 shares of Common Stock issuable upon the exercise of the Convertible Note of the Registrant.